                                 Exhibit 12.1


                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)


                                           26 Weeks Ended
                                        ---------------------
                                         July 31,     Aug. 1                          Fiscal Year (1)
                                                                ---------------------------------------------------------
                                          1999         1998       1998        1997        1996        1995        1994
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
Earnings
--------
 Income before income taxes and
     extraordinary items                $137,933     $95,876    $316,749    $235,063    $171,368    $122,729    $117,451

 Fixed charges (3)                        37,430      30,392      63,135      57,446      42,806      30,649      19,758
 Less interest capitalized
     during period                        (1,728)       (907)     (1,878)     (2,043)     (2,829)     (1,287)       (603)
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------

                                        $173,635    $125,361    $378,006    $290,466    $211,345    $152,091    $136,606
                                        =========   =========   =========   =========   =========   =========   =========




Fixed Charges
-------------
 Interest (expensed or capitalized) (3)  $14,459     $12,087     $24,550     $26,304     $20,574     $14,774      $7,911

 Portion of rent expense
     representative of interest           22,842      18,205      38,385      30,798      22,031      15,798      11,777

 Amortization of deferred
     financing fees                          129         100         200         344         201          77          70
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                         $37,430     $30,392     $63,135     $57,446     $42,806     $30,649     $19,758
                                        =========   =========   =========   =========   =========   =========   =========


Ratio of earnings to fixed charges          4.64        4.12        5.99        5.06        4.94      4.96 (2)      6.91
                                        =========   =========   =========   =========   =========   =========   =========

(1) Fiscal 1998, 1997, 1996 and 1994 are 52 week years and fiscal 1995 is a 53 week year.

(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.

(3) Interest expense for fiscal 1997, 1996, and 1995 has been restated to properly reflect interest expense included on the Consolidated Statements of Income.